Exhibit 99.1

ECA Marcellus Trust I

ECA Marcellus Trust I Announces Quarterly Distribution

ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

AUSTIN, Texas August 8, 2012 —  ECA MARCELLUS TRUST I (NYSE: ECT) announced today that the Trust’s distribution for the quarter ended June 30, 2012 will be $0.602 per common unit, which is expected to be distributed on or before August 31, 2012 to holders of record as of the close of business on August 20, 2012. The quarterly Trust’s income available for distribution to all Trust units was $0.473 per unit, which was $0.129 per unit below the subordination threshold for the common units of $0.602 for the quarter. As a result, the distribution on the subordinated units was reduced in order to permit a distribution of $0.602 per unit to holders of common units.

The Trust was formed by Energy Corporation of America (“ECA”) to own royalty interests in natural gas properties owned by ECA in the Marcellus Shale formation in Greene County, Pennsylvania, and is entitled to receive certain amounts of the proceeds attributable to ECA’s interest in the sale of production from the properties.  As described in the Trust’s filings, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of production and natural gas prices and the amount of the Trust’s administrative expenses, among other factors.

ECA has finalized the completion of the last of the fifty two (52) equivalent Development Wells and has finalized the construction of the gathering system expansion project in Greene County Pennsylvania after receiving the appropriate governmental permits. Additionally, the last three (3) wells completed for the Trust have attained over 10 mmcf/d in total gross initial production.  The gathering system expansion project, which included the addition of a new compressor station, has increased gross field capacity to over 90 mmcf/d, up from the previous limit of 65 mmcf/d.  This increase in capacity was not anticipated when the Trust was formed, nor were the Trust wells projected to produce above the initial capacity limits.  As a result of the recent gathering system expansion and the completion of the final Development Wells, all of the Trust Wells are now on line and producing, ahead of the previously announced anticipated completion date of the 3rd quarter of 2012 and well ahead of ECA’s requirement to meet its drilling obligation no later than March 31, 2013. In addition to the Development Wells the Trust also owns and retains a royalty interest in the fourteen (14) Producing Wells originally transferred to the Trust in connection with the formation of the Trust. Initial production rates are not necessarily indicative of long-term performance.

Energy Corporation of America, the sponsor of the ECA Marcellus Trust I announced that it will host a conference call on August 9th at 4:00 pm EDT.  The call information is 1-888-771-4371 (domestic) or 1-847-585-4405 (international) the participant code for both numbers is 33025143. The call may also be accessed via the internet at http://www.media-server.com/m/p/r38w7pt7. A replay of the call can be accessed from August 9, 2012 (6:30 PM, ET) through August 16, 2012 (11:59 PM, ET) by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) the participant code for both replay lines is 33025143.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate.  Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty.  This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by ECA Marcellus Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold 35% of the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from ECA with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither ECA nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by ECA Marcellus Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:                                               ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich

1(800) 852-1422

919 Congress Avenue                          Austin, TX 78701